Exhibit 99.1

Universal Technical Institute Reports Fiscal Year 2022 Fourth Quarter and Year-End Results

PHOENIX, ARIZ. - December 12, 2022 - Universal Technical Institute, Inc. (NYSE: UTI), a leading workforce solutions provider of transportation, skilled trades and healthcare education programs, reported financial results for the fiscal 2022 full year and fourth quarter ended September 30, 2022.

•Full year revenue of $418.8 million in 2022, an increase of 25.0% compared to the prior year, and $110.6 million in the fourth quarter, up 13.5% compared to the prior year quarter.
•Full year net income was $25.8 million compared to $14.6 million in the prior year, while net income for the fourth quarter was $2.8 million, down 76.5% from prior year period. Adjusted net income(1) for the full year was $35.5 million, while fourth quarter adjusted net income(1) was $8.0 million.
•Full year adjusted EBITDA(1) was $55.9 million, an increase of 71.8% versus the prior year, while fourth quarter adjusted EBITDA(1) was $14.0 million, a decrease of 23.1% versus the prior year period.
•New student starts in the full year increased 2.7% from the prior year, while average active students increased 11.7%.
•Met or surpassed fiscal year 2022 guidance range for all key financial metrics.
•Provided fiscal 2023 guidance, including revenue of $595 - $610 million and adjusted EBITDA(1) of $58 - $62 million, including the ten month impact in fiscal 2023 of the Concorde Career Colleges, Inc. (Concorde) acquisition.

“We delivered strong financial results for the fiscal year that were inline or at the high-end of the guidance we provided at the beginning of the year. This was an important year for the growth of the Company, as we expanded our UTI business through new program offerings and new campuses to reach more students, enhanced our relationships with our employer and industry partners, and made significant progress against our long-term growth and diversification strategy with the acquisition of Concorde Career Colleges,” said Jerome Grant, CEO of Universal Technical Institute. “Overall, I am proud of what our team accomplished in 2022, as we progressed and grew as a Company and continued to enhance the experiences and outcomes for our students.”

Grant continued, “As we move into 2023, we are strategically positioned to not only execute on our previously established longer-term targets for our growth and diversification strategy, but also expand the scope of this strategy going forward. The addition of Concorde is a transformational move in our evolution as a workforce solutions provider and drastically increases our future growth prospects. With our plan in place for 2023, we expect to have great momentum heading into 2024 and beyond, and we are excited about the opportunities that we have in front of us.”

Financial Results for the Three-Month Period Ended September 30, 2022 Compared to 2021

•Revenues increased 13.5% to $110.6 million, compared to $97.5 million. The increase is primarily due to the increase in average undergraduate full-time active students driven by the addition of MIAT, and higher revenue earned per student.
•Operating expenses increased 26.5% to $107.2 million, compared to $84.7 million. The increase was primarily driven by the incremental cost of delivery associated with growth in the average student population, including the addition of MIAT. The increase was also due to start up costs for our new campuses, acquisition related costs, integration related costs and an increase in advertising costs.
•Operating income was $3.5 million compared to $12.8 million.
•Net income was $2.8 million compared to $12.0 million. Adjusted net income(1) was $8.0 million compared to $13.9 million.
•Basic and diluted earnings per share (EPS) were $0.03 compared to $0.20.
•Adjusted EBITDA(1) was $14.0 million compared to $18.3 million.
•New student starts decreased 3.2%.

Balance Sheet and Liquidity

At September 30, 2022, UTI’s total available liquidity was $95.4 million consisting of cash and cash equivalents and held-to-maturity investments. On December 1, 2022, the company completed the Concorde acquisition for a purchase price of $50 million. Preceding the close of the acquisition, the company drew $90 million from the new revolving credit facility established in November of 2022.

For fiscal 2022, the company incurred $79.5 million of cash capital expenditures (capex) largely driven by strategic investments such as $28.7 million for the purchase of the Lisle, IL campus and $28.6 million for the initial build out and set up of the two new campuses in Austin, TX and Miramar, FL. Approximately $19.0 million of capex spend was for other major projects during the year including the facility consolidations in Avondale, AZ and Orlando, FL and the new welding program launches in Mooresville, NC, and Exton, PA. The remaining capex spend supported the initial stages of the MIAT program expansions along with other smaller initiatives and maintenance capex needs.

“Our flexible and diverse business model enabled us to deliver strong financial and operational performance for the fiscal year that met or surpassed our financial guidance across all key measures,” said Troy Anderson, CFO of Universal Technical Institute. As we move into the new fiscal year, we are starting off with the completion of two major milestones, the closing of the Concorde acquisition and our recently established revolving credit facility, the latter serving as a critical component of our long-term capital structure planning that allows us to yield the benefits of our growth and efficiency initiatives and enables us to be opportunistic as we enter our next phase of growth. We are entering fiscal 2023 as a more nimble and stronger company with achievable growth initiatives that are well underway, a healthy balance sheet and industry-leading offerings for our students.”

Financial Results for the Year Ended September 30, 2022 Compared to 2021
•Revenues increased 25.0% to $418.8 million, which was at the higher end of the full year guidance range of $410 - $420 million, compared to $335.1 million, due to an increase in average undergraduate full-time active students and higher revenue earned per student, as well as the addition of MIAT.
•Operating expenses increased 23.8% to $396.4 million, compared to $320.1 million. Similar to the three months ended, the increase was primarily due to the incremental cost of delivery associated with growth in the average student population, the inclusion of MIAT, increased marketing expenses, and ongoing investments in support of our growth and diversification strategy.
•Operating income was $22.4 million compared to $14.9 million.
•Net income was $25.8 million compared to $14.6 million and includes an income tax benefit of approximately $5.4 million largely due to the valuation allowance reversal during the year. Adjusted net income(1) was $35.5 million, above the high-end of the full year guidance range of $32 - $35 million, compared to $17.5 million.
•Basic EPS was $0.39 compared to $0.17. Diluted EPS was $0.38 compared to $0.17.
•Adjusted EBITDA(1) was $55.9 million, above the high-end of the full year guidance range, compared to $32.5 million.
•Cash flow provided by operating activities was $46.0 million compared to $55.2 million.
•Adjusted free cash flow(1) was $34.9 million, slightly below the full year guidance range of $35 - $40 million.
•New student starts increased 2.7% which was within the updated full year guidance range.

Student Metrics

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Total new student starts	5,965	6,165	13,374	13,028
Average undergraduate full-time active students	12,709	12,167	12,838	11,489
End of period undergraduate full-time active students	14,380	13,682	14,380	13,682

Fiscal 2023 Financial Outlook
“In 2023, we will be focused on successfully integrating Concorde into the UTI family and ensuring that we are well-positioned to take the next step in our growth and diversification strategy. Our fiscal 2023 guidance reflects the ten months of contribution of the Concorde acquisition, as well as the ramp-up of the new UTI campuses and new program launches, all of which will drive strong revenue growth. Despite the revenue growth, we expect adjusted EBITDA margin will be lower in 2023. There are several factors contributing to this, including low revenue growth in UTI as a result of lower new student starts in 2022, UTI growth investments including new campus and program ramps along with admissions channel investments, and overall inflationary pressures. Also contributing is the overall lower margin profile of Concorde and transitionary investments to operate that business in a public company environment ahead of realizing operating synergies. As we progress through 2023 and into 2024 with our currently announced initiatives including Concorde, we expect to see accelerating organic revenue growth and overall margin expansion. With that, we now see the potential to deliver revenue in excess of $700 million and adjusted EBITDA approaching $100 million in fiscal 2024,” concluded Anderson.

	FY 2022	FY 2023
($ in millions)	Actuals(2)	Guidance(2)
New student starts	13,374	22,000 - 23,500
Revenue	$418.8	$595.0 - $610.0
Adjusted net income(1)	$35.5	$14.0 - $18.0
Adjusted EBITDA(1)(3)	$60.2	$58.0 - $62.0
Adjusted free cash flow(1)(4)	$34.9	$40.0 - $45.0

(1)     See the "Use of Non-GAAP Financial Information" below. For a detailed reconciliation of the non-GAAP measures, see the tables following the earnings release.
(2)    Fiscal 2022 reflects UTI reported results, while fiscal 2023 reflects UTI estimated results for the full year and Concorde estimated results beginning December 1, 2022. Any growth rates shown are calculated on an "as reported" basis.
(3)    Reflects the adjustment of stock-based compensation expense beginning with fiscal 2023. Fiscal 2022 is being shown on a comparable basis.
(4)    Includes $79.5 million of total capex for FY2022, including approximately $28.7 million for the purchase of the Lisle, IL campus and $28.6 million for the new Austin, TX and Miramar, FL campuses. For FY 2023, assumes $36.0 million to $40.0 million of total capex, including incremental investments for the Austin and Miramar campuses, Concorde and MIAT related program expansions, and a consistent level of annual maintenance capex.

For UTI’s most recent investor presentation and quarterly financial supplement, please see its investor relations website at https://investor.uti.edu.

Conference Call

Management will hold a conference call to discuss the financial results for the fiscal 2022 fourth quarter ended September 30, 2022, on Monday, December 12, 2022, at 8:30 a.m. ET.

To participate in the live call, investors are invited to dial (844) 881-0138 (domestic) or (412) 317-6790 (international). A live webcast of the call will be available via the Universal Technical Institute investor relations website at https://investor.uti.edu. Please go to the website at least 10 minutes early to register, download and install any necessary audio software. The conference call webcast will be archived for fourteen days at https://investor.uti.edu or the telephone replay can be accessed through December 26, 2022, by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and entering passcode 10161230.

Use of Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles ("GAAP"), UTI also discloses certain non-GAAP financial information in this press release and may similarly disclose non-GAAP financial information on the related conference call. These financial measures are not recognized measures under GAAP and are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. UTI discloses these non-GAAP financial measures because it believes that they provide investors an additional analytical tool to clarify its results of operations and identify underlying trends. Additionally, UTI believes that these measures may also help investors compare its performance on a consistent basis across time periods. Additional details on our non-GAAP measures and the tables reconciling these measures to the most directly comparable GAAP measure are provided below.

Adjusted EBITDA

For fiscal 2022, UTI defined adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation and amortization, adjusted for items not considered as part of the company's normal recurring operations. Starting in fiscal 2023, UTI defines adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation and amortization, adjusted for stock-based compensation expense and items not considered as part of the company's normal recurring operations.

Adjusted Free Cash Flow

UTI defines adjusted free cash flow as net cash provided by (used in) operating activities less capital expenditures, adjusted for items not considered as part of the company's normal recurring operations.

Adjusted Net Income (Loss)

UTI defines adjusted net income (loss) as net income (loss), adjusted for items that affect trends in underlying performance from year to year and are not considered normal recurring operations, including the income tax effect on the adjustments utilizing the effective tax rate.

UTI discloses any campus adjustments as direct costs (net of any corporate allocations). Management utilizes adjusted figures as performance measures internally for operating decisions, strategic planning, annual budgeting and forecasting. For the periods presented, this includes acquisition-related costs for both announced and potential acquisitions, integration costs for completed acquisitions, costs related to the purchase of our Lisle, Illinois and Avondale, Arizona campuses, impairment charges related to intangible assets, start-up costs associated with the Austin, TX and Miramar, FL campus openings, lease accounting adjustments resulting from the purchase of our Lisle, Illinois campus and our campus consolidation efforts, the income tax benefit recorded as a result of the CARES Act, and severance expenses due to the CEO transition. To obtain a complete understanding of UTI's performance, these measures should be examined in connection with net income (loss) and net cash provided by (used in) operating activities, determined in accordance with GAAP, as presented in the financial statements and notes thereto included in the annual and quarterly filings with the Securities and Exchange Commission (“SEC”). Because the items excluded from these non-GAAP measures are significant components in understanding and assessing UTI’s financial performance under GAAP, these measures should not be considered to be an alternative to net income (loss) or net cash provided by (used in) operating activities as a measure of UTI's operating performance or liquidity. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may define and calculate non-GAAP financial measures differently than UTI does, limiting their usefulness as a comparative measure across similarly titled performance measures presented by other companies. A reconciliation of the historical non-GAAP financial measures to the most directly comparable GAAP measures is provided below and investors are encouraged to review the reconciliations.

Forward Looking Statements

All statements contained in this press release and the related conference call, other than statements of historical fact, are "forward-looking" statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These forward-looking statements which address UTI’s expected future business and financial performance, may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will," the negative form of these expressions or similar expressions. Examples of forward-looking statements include, among others, statements regarding (1) UTI’s expectation that it will meet its fiscal year 2023 guidance for new student start growth (decline), revenue growth, Adjusted net income, Adjusted EBITDA and Adjusted Free Cash Flow; (2) expectation that it will continue to expand its value proposition and build a business that can grow in low-to-mid single digits with potential upside, regardless of the economic environment; (3) UTI’s expectation that it will succeed in new campus launches next year; and (4) UTI’s expectation of the successful integration of the Concorde acquisition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on UTI’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of UTI’s control. UTI’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could affect UTI's actual results include, among other things, impacts related to the COVID-19 pandemic, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or modified campuses or instruction, potential increased competition, changes in demand for the programs UTI offers, increased investment in management and capital resources, failure to comply with the restrictive covenants and UTI’s ability to pay the amounts when due under the Credit Agreement with Fifth Third Bank, National Association, the effectiveness of UTI student recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic and political conditions, the adoption of new accounting standards, and other risks that are described from time to time in UTI's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the company's filings with the SEC. Any forward-looking statements made by UTI in this press release and the related conference call are based only on information currently available to UTI and speak only as of the date on which it is made. UTI expressly disclaims any obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

Social Media Disclosure

Universal Technical Institute (UTI) uses its websites (https://www.uti.edu/ and https://investor.uti.edu/) and LinkedIn page (https://www.linkedin.com/school/universal-technical-institute/) as channels of distribution of information about its programs, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and UTI may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the company's website and its social media accounts in addition to following the company's press releases, SEC filings, public conference calls, and webcasts.

About Universal Technical Institute, Inc.
Universal Technical Institute (NYSE: UTI) was founded in 1965 and is a leading workforce solutions provider of transportation, skilled trades and healthcare education programs, whose mission is to serve students, partners, and communities by providing quality education and support services for in-demand careers across a number of highly-skilled fields.

The Company is comprised of two divisions: UTI and Concorde Career Colleges. UTI operates 16 campuses located in 9 states and offers a wide range of transportation and skilled trades technical training programs under brands such as UTI, MIAT College of Technology, Motorcycle Mechanics Institute, Marine Mechanics Institute and NASCAR Technical Institute. Concorde Career Colleges operates across 17 campuses in 8 states, offering programs in the Allied Health, Dental, Nursing, Patient Care and Diagnostic fields.

For more information, visit www.uti.edu or www.concorde.edu, or visit us on LinkedIn at @UniversalTechnicalInstitute and @Concorde Career Colleges or on Twitter @news_UTI or @ConcordeCareer.

Company Contact:
Troy R. Anderson
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-9365

Media Contact:
Mark Brenner
Vice President, Corporate Affairs & External Communications
Universal Technical Institute, Inc.

(623) 445-0872

Investor Relations Contact:
Robert Winters
Alpha IR Group
(312) 445-2870
UTI@alpha-ir.com

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues	$110,638	$97,481	$418,765	$335,083
Operating expenses:
Educational services and facilities	56,907	44,769	207,233	166,818
Selling, general and administrative	50,266	39,931	189,158	153,318
Total operating expenses	107,173	84,700	396,391	320,136
Income from operations	3,465	12,781	22,374	14,947
Other (expense) income:
Interest income	419	10	507	83
Interest expense	(751)	(232)	(2,002)	(365)
Other income	(102)	10	(438)	518
Total other (expense) income, net	(434)	(212)	(1,933)	236
Income before income taxes	3,031	12,569	20,441	15,183
Income tax (expense) benefit	(202)	(524)	5,407	(602)
Net income	2,829	12,045	25,848	14,581
Preferred stock dividends	(1,246)	(1,312)	(5,159)	(5,250)
Income available for distribution	1,583	10,733	20,689	9,331
Income allocated to participating securities	(594)	(4,190)	(7,847)	(3,647)
Net income available to common shareholders	$989	$6,543	$12,842	$5,684

Earnings per share:
Net income per share - basic	$0.03	$0.20	$0.39	$0.17
Net income per share - diluted	$0.03	$0.20	$0.38	$0.17

Weighted average number of shares outstanding:
Basic	33,769	32,826	33,218	32,766
Diluted	34,279	33,370	33,743	33,123

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and per share amounts)
(Unaudited)

	September 30, 2022	September 30, 2021
Assets
Cash and cash equivalents	$66,452	$133,721
Restricted cash	3,544	12,256
Held-to-maturity investments	28,918	—
Receivables, net	16,450	17,151
Notes receivable, current portion	5,641	5,538
Prepaid expenses	6,139	6,658
Other current assets	8,809	8,068
Total current assets	135,953	183,392
Property and equipment, net	214,292	122,051
Goodwill	16,859	8,222
Intangible assets, net	14,215	124
Right-of-use assets for operating leases	132,038	159,075
Notes receivable, less current portion	30,231	30,586
Deferred tax assets, net	3,365	—
Other assets	5,958	9,120
Total assets	$552,911	$512,570

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$63,504	$54,397
Deferred revenue	54,223	57,648
Accrued tool sets	3,176	3,292
Operating lease liability, current portion	12,959	14,075
Long-term debt, current portion	1,115	876
Other current liabilities	2,745	2,430
Total current liabilities	137,722	132,718
Operating lease liability	129,302	153,228
Long-term debt	66,423	29,850
Deferred tax liabilities, net	—	674
Other liabilities	4,067	7,570
Total liabilities	337,514	324,040
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 100,000 shares authorized, 33,857 and 32,915 shares issued, and 33,775 and 32,833 shares outstanding as of September 30, 2022 and 2021, respectively	3	3
Preferred stock, $0.0001 par value, 10,000 shares authorized; 676 and 700 shares of Series A Convertible Preferred Stock issued and outstanding as of September 30, 2022 and 2021, liquidation preference of $100 per share	—	—
Paid-in capital - common	148,372	142,314
Paid-in capital - preferred	66,481	68,853
Treasury stock, at cost, 82 shares as of September 30, 2022 and 2021, respectively	(365)	(365)
Retained deficit	(1,307)	(21,996)
Accumulated other comprehensive income (loss)	2,213	(279)
Total shareholders’ equity	215,397	188,530
Total liabilities and shareholders’ equity	$552,911	$512,570

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

		Year Ended September 30,
		2022	2021
		(In thousands)
Cash flows from operating activities:
Net income		$25,848	$14,581
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		16,884	14,027
Amortization of right-of-use assets for operating leases		15,893	15,605
Intangible asset impairment expense		2,000	—
Bad debt expense		2,510	1,718
Stock-based compensation		4,337	1,733
Deferred income taxes		(6,014)	—
Unrealized gain (loss) on derivative contract		2,492	(279)
Other, net		843	351
Changes in assets and liabilities:
Accounts and notes receivables		816	6,796
Prepaid expenses and other current assets		(1,737)	(4,391)
Accounts payable and accrued expenses		7,337	3,815
Deferred revenue		(5,268)	16,954
Income tax receivable		—	7,145
Operating lease liability		(13,952)	(20,469)
All other assets and liabilities		(5,958)	(2,401)
Net cash provided by operating activities		46,031	55,185
Cash flows from investing activities:
Purchase of property and equipment		(79,457)	(61,586)
Purchase of held-to-maturity investments		(28,821)	—
Proceeds received upon maturity of investments		—	37,651
Cash paid for acquisitions, net of cash acquired	ui	(26,514)	—
Return of capital contribution from unconsolidated affiliate		188	277
Other investing activities		7	707
Net cash used in investing activities		(134,597)	(22,951)
Cash flows from financing activities:
Proceeds from term loan, net of issuance costs		37,622	30,878
Payment of preferred stock cash dividend		(5,159)	(5,250)
Payment of term loans and finance leases		(19,227)	(383)
Payment of payroll taxes on stock-based compensation through shares withheld		(651)	(421)
Net cash provided by financing activities		12,585	24,824
Change in cash, cash equivalents and restricted cash		$(75,981)	$57,058
Cash and cash equivalents, beginning of period		$133,721	$76,803
Restricted cash, beginning of period		12,256	12,116
Cash, cash equivalents and restricted cash, beginning of period		$145,977	$88,919
Cash and cash equivalents, end of period		$66,452	$133,721
Restricted cash, end of period		3,544	12,256
Cash, cash equivalents and restricted cash, end of period		$69,996	$145,977

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(Unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income, as reported	$2,829	$12,045	$25,848	$14,581
Interest expense, net	332	222	1,495	282
Income tax expense (benefit)	202	524	(5,407)	602
Depreciation and amortization	4,759	3,558	16,883	14,028
EBITDA	$8,122	$16,349	$38,819	$29,493
Acquisition related costs	1,016	1,482	4,239	2,522
MIAT integration costs	788	—	1,691	—
Intangible asset impairment	2,000	—	2,000	—
Facility lease accounting adjustments	397	—	(64)	—
Start-up costs for Austin, TX and Miramar, FL campus opening	1,711	423	9,177	502
Adjusted EBITDA, non-GAAP	$14,034	$18,254	$55,862	$32,517

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	Twelve Months Ended September 30,
	2022	2021
Net cash provided by operating activities, as reported	$46,031	$55,185
Purchase of property and equipment	(79,457)	(61,586)
Free cash flow, non-GAAP	(33,426)	(6,401)
Adjustments:
Purchase of Lisle, IL campus	28,680	—
Purchase of Avondale, AZ campus	—	45,240
Income tax refund received from CARES tax benefit	—	(7,030)
Acquisition related costs paid	3,923	2,026
MIAT integration costs paid	1,436	—
Facility lease accounting adjustments	575	—
Cash outflow for Austin, TX and Miramar, FL start-up costs	5,136	1,806
Cash outflow for Austin, TX and Miramar, FL purchase of property and equipment	28,579	1,489
Severance payment due to CEO transition	32	280
Adjusted free cash flow, non-GAAP	$34,935	$37,410

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(Unaudited)

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income	$2,829	$12,045	$25,848	$14,581
Add back: Income tax expense (benefit)	202	524	(5,407)	602
Income before income taxes	3,031	12,569	20,441	15,183
Adjustments:
Acquisition related costs	1,016	1,482	4,239	2,522
MIAT integration costs	788	—	1,691	—
Intangible asset impairment	2,000	—	2,000	—
Facility lease accounting adjustments	397	—	(64)	—
Start-up costs associated with Austin, TX and Miramar, FL campus openings	1,711	423	9,177	502
Adjusted income before income taxes	8,943	14,474	37,484	18,207
Income tax effect: (expense)(1)	(935)	(603)	(1,983)	(722)
Adjusted net income, non-GAAP	$8,008	$13,871	$35,501	$17,485

GAAP effective income tax rate(1)	10.5%	4.2%	5.3%	4.0%

(1) The GAAP effective tax rate for the twelve months ended September 30, 2022 has been adjusted to remove the impact from the MIAT purchase accounting adjustments for deferred tax liabilities and the reversal of the valuation allowance, both of which created a net tax benefit for the period. The GAAP effective tax rate for the three months ended September 30, 2022 has been adjusted to reflect the normalized annual rate excluding the items noted in the twelve month rate.

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
SELECTED SUPPLEMENTAL INFORMATION
(In thousands)
(Unaudited)

Selected Supplemental Financial Information

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Salaries expense	$40,302	$33,721	$151,951	$132,205
Employee benefits and tax	7,791	5,916	29,118	22,654
Bonus expense	3,681	4,112	16,664	16,656
Stock-based compensation	1,064	547	4,412	1,808
Total compensation and related costs	$52,838	$44,296	$202,145	$173,323

Advertising expense	$13,271	$8,738	$51,546	$38,748
Occupancy expense, net of subleases	8,492	8,295	36,723	32,481
Depreciation and amortization expense	4,759	3,558	16,883	14,028
Contract service expense	2,897	1,942	10,579	8,025

Graduate Employment Rate

	Twelve Months Ended Sept. 30,
	2021	2020
Graduate employment rate	82%	80%
Graduates	7,308	6,832
Graduates available for employment	6,914	6,476
Graduates employed	5,692	5,176

The graduate employment rate calculation is based on all graduates from campuses owned and operated by UTI during the below reporting periods, including those who completed manufacturer specific advanced training programs, from October 1, 2020, to September 30, 2021, and October 1, 2019, to September 30, 2020, respectively. The calculation excludes graduates not available for employment because of continuing education, military service, health, incarceration, death or international student status. Graduates are counted as employed based on a verified understanding of the graduate’s job duties to assess and confirm that the graduate’s primary job responsibilities are in his or her field of study. We verify employment by sending written verification requests to the graduate and/or the employer or collecting written information with all required elements. Verifications must include employer name, job duties, job title, hire date and employer contact information. Once we receive written verification from either source, the graduate is classified as employed in field as long as all verification requirements are met. If any information provided in a written format requires clarification, a call is made to clarify certain elements with notes documented in our student database. In instances where we are unable to obtain written verification, we also classify graduates as employed in field if we are able to obtain verbal verification, collecting the same information as noted above, from both the graduate and the employer. We periodically review a sample of employment verifications to ensure accuracy.

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL
INFORMATION FOR FISCAL 2023 GUIDANCE
(In thousands)
(Unaudited)

For each of the non-GAAP reconciliations provided for fiscal 2023 guidance, we are reconciling to the midpoint of the guidance range. The adjustments reflected below for fiscal 2023 are illustrative only and may change throughout the year, both in amount or the adjustments themselves.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for Fiscal 2023 Guidance

Twelve Months Ended
September 30,
2023
Net income	$9,000
Interest (income) expense, net	4,500
Income tax expense	3,000
Depreciation and amortization	27,900
EBITDA	$44,400
Acquisition related costs	2,300
Concorde integration and program expansion costs	5,050
MIAT integration and program expansion costs	2,000
Stock-based compensation expense	6,250
Adjusted EBITDA, non-GAAP	$60,000
FY 2023 Guidance Range	$58,000 - $62,000

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow for Fiscal 2023 Guidance

Twelve Months Ended
September 30,
2023
Net cash provided by operating activities	$51,750
Purchase of property and equipment	(38,000)
Free cash flow, non-GAAP	13,750
Adjustments:
Acquisition related costs paid	2,300
Concorde integration and program expansion costs paid	5,050
Cash outflow for Concorde related program expansion purchase of property and equipment	2,600
MIAT integration and program expansion costs paid	2,000
Cash outflow for MIAT related program expansion purchase of property and equipment	12,000
Cash outflow for Austin, TX and Miramar, FL purchase of property and equipment	4,800
Adjusted free cash flow, non-GAAP	$42,500
FY 2023 Guidance Range	$40,000 - $45,000

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL
INFORMATION FOR FISCAL 2023 GUIDANCE
(In thousands)
(Unaudited)

Reconciliation of Net Income to Adjusted Net Income for Fiscal 2023 Guidance

Twelve Months Ended
September 30,
2023
Net income	$9,000
Add back: Income tax expense(1)	3,000
Income before income taxes	12,000
Adjustments:
Acquisition related costs	2,300
Concorde integration and program expansion costs	5,050
MIAT integration and program expansion costs	2,000
Adjusted income before income taxes	21,350
Income tax effect: (expense)(1)	(5,350)
Adjusted net income, non-GAAP	$16,000
FY 2023 Guidance Range	$14,000 - $18,000

(1)     An estimated GAAP effective tax rate of 25.0% has been used to compute the adjusted net income for fiscal 2023.